ImmuCell Announces Third Quarter 2016 Financial Results

PORTLAND, ME -- (Marketwired - November 10, 2016) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve health and productivity in the dairy and beef industries, today announced financial results for its third quarter ended September 30, 2016.

                            TOTAL PRODUCT SALES

  For the Three-Month Periods Ended             (Decrease)/Increase
------------------------------------  --------------------------------------
  September 30,
       2016       September 30, 2015
----------------  ------------------
   $1,968,000         $2,472,000          ($504,000)             (20%)

  For the Nine-Month Periods Ended
------------------------------------
  September 30,
      2016        September 30, 2015
----------------  ------------------
   $7,330,000         $7,534,000          ($204,000)             (3%)

 For the Twelve-Month Periods Ended
------------------------------------
  September 30,
      2016        September 30, 2015
----------------  ------------------
   $10,025,000        $9,740,000           $285,000               3%

Commentary on Sales:

Sales of the Company's lead product, First Defense®, decreased by 16% and 2% during the three-month and nine-month periods ended September 30, 2016, respectively, in comparison to the same periods during the prior year. Despite these declines, sales of First Defense® increased by 2% during the six-month period ended September 30, 2016 compared to the six-month period ended September 30, 2015, and have increased during 21 of the past 24 quarters in comparison to the respective periods of the prior years.

The new level of sales demand established during 2015 exceeded the Company's production capacity and available inventory, resulting in a backlog of First Defense® orders. Investments to increase liquid processing production capacity by 50% were completed during the fourth quarter of 2015, and investments to increase freeze-drying production capacity by 100% were completed at the end of the first quarter of 2016. This capacity expansion allowed the Company to significantly reduce the backlog of orders as of June 30, 2016 and to eliminate it as of September 30, 2016. The prolonged period of order backlog (which began early in 2015 and extended through the middle of 2016) disrupted normal shipping patterns. Having now re-set distributor inventory levels, the Company does not expect to experience sales growth during the fourth quarter of 2016 in comparison to the corresponding period during 2015 when a competitor was largely out of the market.

"We believe the sales declines in the current periods are largely related to a short-term negative impact related to emerging from the backlog situation," commented Bobbi Jo Brockmann, Vice President of Sales and Marketing. "Given our recent investment in sales personnel and marketing programs, we are well-prepared to re-engage customers lost during the period of scarce product supply and to begin acquiring more new customers given our recently increased production capacity. This makes us optimistic about the long-term health of our business."

The Company continues to make significant progress towards its product development objective of adding a rotavirus claim to its product line during 2017, which would be the first calf level product to offer this unique breadth of claims. The Company is currently working to establish USDA claims for its gel tube formulation of First Defense Technology™ and to add a C. perfringens claim to its product line. With its increased production capacity, the Company has begun to seek additional distributor partnerships to bring First Defense® into new international territories. These long-term growth plans could more than offset current market dynamics that are having a negative impact on sales during the second half of 2016 ,which are disclosed in detail in the Company's Quarterly Report on Form 10-Q.

Other Income Statement Data for Third Quarter:

--  Net operating income was $50,000 and $627,000 during the three-month periods ended September 30, 2016 and 2015, respectively. The third quarter of 2016 was the ninth consecutive quarter of positive net operating income;
--  Net operating income was $771,000 and $1,661,000 during the nine-month periods ended September 30, 2016 and 2015, respectively;
--  Net income was $35,000, or $0.01 per diluted share, during the third quarter of 2016 compared to net income of $351,000, or $0.11 per diluted share, during the third quarter of 2015; and
--  Net income was $478,000, or $0.11 per diluted share, during the nine-
    month period ended September 30, 2016 compared to net income of
    $924,000, or $0.29 per diluted share, during the same period ended
    September 30, 2015.

Balance Sheet Data for Third Quarter:

--  Cash, cash equivalents, short-term investments and long-term investments increased to $9.6 million at September 30, 2016 (excluding approximately
    $343,000 held temporarily in escrow against certain construction performance requirements) from $6.5 million at December 31, 2015;
--  Net working capital increased to $11.7 million at September 30, 2016 from $7.1 million at December 31, 2015; and
--  Stockholders' equity increased to $16.4 million at September 30, 2016 from $10.6 million at December 31, 2015.

Mast Out® Update:

The Company initiated construction of its $20 million pharmaceutical facility to produce Nisin, the active ingredient in Mast Out®, during the third quarter of 2016. Approximately $651,000 has been invested in this project as of September 30, 2016. The spending on this project is expected to be heavily concentrated in the nine-month period ending June 30, 2017. The objective is to complete the construction and equipment installation work by the end of 2017 to maintain the timeline leading to anticipated FDA approval in 2019.

During the fourth quarter of 2016, the Company closed on a private placement of 659,880 shares of common stock to 19 institutional and accredited investors at $5.25 per share, raising gross proceeds of $3,464,000. The net proceeds were approximately $3,164,000 after deducting placement agent fees and other estimated expenses incurred in connection with the equity financing. The Company now has 4,847,390 common shares outstanding.

"We now have a clear financing plan in place to commercialize Mast Out®, our novel treatment for subclinical mastitis in lactating dairy cows. Our groundbreaking product innovation is unlike all other antibiotic treatments on the market today," commented Michael F. Brigham, President and CEO. "Presently, mastitis, which costs the dairy industry about $2 billion per year, is treated with traditional antibiotic products, and treatment is generally reserved for clinical infections when the cow produces non-saleable milk. The "zero milk discard" product feature of Mast Out® would make earlier treatment of sick cows economically feasible, while these cows are still producing saleable milk. No other product can provide this kind of value proposition."

Nisin is a bacteriocin that is not used in human medicines and would not contribute to the growing concern that the widespread use of antibiotics could encourage the growth of antibiotic-resistant bacteria ("superbugs").

Conference Call

Interested parties can access the conference call by dialing (844) 855-9502 or (412) 317-5499 at 4:30 PM ET today. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10096068.

About ImmuCell

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

                       Condensed Statements of Income

                                         (Unaudited)         (Unaudited)
                                    For the Three-Month  For the Nine-Month
                                       Periods Ended        Periods Ended
                                        September 30,       September 30,
                                    -------------------- -------------------
(In thousands, except per share
 amounts)                              2016       2015      2016      2015
                                    ---------  --------- --------- ---------

Product sales                       $   1,968  $   2,472 $   7,330 $   7,534
Costs of goods sold                       763        860     3,128     2,941
                                    ---------  --------- --------- ---------
  Gross margin                          1,205      1,612     4,202     4,593

Sales, marketing and administrative
 expenses                                 846        683     2,441     2,028
Product development expenses              308        302       990       904
                                    ---------  --------- --------- ---------
    Operating expenses                  1,154        985     3,431     2,932
                                    ---------  --------- --------- ---------

NET OPERATING INCOME                       51        627       771     1,661

Other expenses, net                        27         15        81        27
                                    ---------  --------- --------- ---------

INCOME BEFORE INCOME TAXES                 24        612       690     1,634

Income tax (benefit) expense              (11)       261       212       710
                                    ---------  --------- --------- ---------

NET INCOME                          $      35  $     351 $     478 $     924
                                    =========  ========= ========= =========

Weighted average common shares
 outstanding:
    Basic                               4,183      3,052     4,065     3,038
    Diluted                             4,302      3,188     4,179     3,163
NET INCOME PER SHARE:
    Basic                           $    0.01  $    0.12 $    0.12 $    0.30
    Diluted                         $    0.01  $    0.11 $    0.11 $    0.29

                        Selected Balance Sheet Data

                                                  (Unaudited)
                                                     As of         As of
                                                 September 30,  December 31,
                                                      2016          2015
                                                 ------------- -------------
(In thousands)
Cash, cash equivalents, short-term and long-term
 investments                                       $9,607(1)     $6,524
Net working capital                                11,690         7,089
Total assets                                       20,578        14,540
Stockholders' equity                              $16,408       $10,614

(1) This balance does not include approximately $343,000 being held temporarily in escrow against certain construction performance requirements.

Safe Harbor Statement:

This Press Release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out®; the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out®; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

Contacts:
Michael F. Brigham
President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com